Exhibit 10.5

COMMON SHARE PURCHASE WARRANT

Dated as of July 17, 2026

between

VIRTUAL GRID INC.

and

AETHER HOLDINGS, INC.

THIS CERTIFIES that, for value received, AETHER HOLDINGS, INC., or its permitted assigns, is entitled to purchase from VIRTUAL GRID INC., an Alberta corporation, up to 176,412 common shares in the capital of Virtual Grid, subject to adjustment as provided in this Warrant, at an exercise price of C$2.864692 per Warrant Share, at any time before the Expiry Time.

This Warrant is issued under the Subscription and Share Payment Agreement dated as of July 17, 2026 between Virtual Grid and Aether. The number of Warrant Shares equals the number of Subscription Shares issued to Aether under that agreement, and the Exercise Price is the same per share valuation used to issue the Subscription Shares.

1. Definitions

“Business Day” means a day other than Saturday, Sunday or a statutory holiday in Vancouver, British Columbia.

“Company” means Virtual Grid Inc. and its successors.

“Cashless Exercise” means an exercise of this Warrant in which the Holder surrenders to the Company the portion of this Warrant being exercised in payment of the aggregate Exercise Price, and receives only the Net Exercise Shares determined under Section 2.4.

“Exercise Price” means C$2.864692 per Warrant Share, subject to adjustment under this Warrant.

“Expiry Time” means 5:00 p.m. New York time on July 17, 2031.

“Fair Market Value” means, with respect to one Warrant Share:

(a) in connection with a Liquidity Transaction, the cash value per common share payable to holders of common shares in such Liquidity Transaction, including the value of any securities, deferred consideration, contingent consideration or other non-cash consideration, determined in accordance with the definitive transaction documents;

(b) after the common shares of the Company are listed or quoted on a recognized public market, the volume-weighted average trading price of the common shares for the ten (10) Trading Days immediately preceding the applicable exercise date; and

(c) at any other time, the cash price per common share paid in the most recent bona fide arm’s-length equity financing of the Company completed within the preceding twelve (12) months; provided that, if no such financing has occurred, Fair Market Value shall be determined by an independent business valuation firm selected by the Holder from among Deloitte, Ernst & Young, KPMG, PwC, BDO or Grant Thornton, with the reasonable costs of such valuation equally borne by the Company and the Holder.

“Holder” means Aether Holdings, Inc. and any permitted transferee registered by the Company.

“Liquidity Transaction” means any initial public offering, reverse takeover, qualifying transaction, CPC transaction, SPAC transaction, amalgamation, arrangement, merger, consolidation, share exchange, sale of all or substantially all of the Company’s assets, sale of a majority of the outstanding voting securities of the Company or other transaction resulting in public-market liquidity or a change of control of the Company.

Common Share Purchase Warrant

“Net Exercise Shares” means the number of Warrant Shares issuable upon a Cashless Exercise, calculated in accordance with Section 2.4.

“Subscription Agreement” means the Subscription and Share Payment Agreement dated as of July 17, 2026 between the Company and the Holder.

“Warrant Shares” means the common shares issuable upon exercise of this Warrant, as adjusted under this Warrant.

2. Exercise Right

2.1 Exercise. The Holder may exercise this Warrant, in whole or in part, at any time before the Expiry Time by delivering to the Company: (a) a completed exercise notice in the form attached as Exhibit A; (b) this original Warrant certificate or, if applicable, an affidavit of loss reasonably acceptable to the Company; and (c) either (i) payment of the aggregate Exercise Price in immediately available funds in accordance with Section 3.1, or (ii) an election to complete a Cashless Exercise under Section 2.4. The Holder shall not be required to deliver cash payment in connection with a Cashless Exercise.

2.2 Issuance. Promptly, and in any event within five (5) Business Days after a valid exercise, the Company shall issue the applicable Warrant Shares or Net Exercise Shares, as applicable, in book-entry or certificate form in the name of the Holder or its permitted designee, subject only to applicable securities-law legends and transfer restrictions. Upon a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant representing the unexercised balance of this Warrant.

2.3 No Exercise After Expiry. This Warrant shall expire automatically at the Expiry Time, subject to the automatic Cashless Exercise provisions in Section 2.5.

2.4 Cashless Exercise. At the Holder’s election, the Holder may exercise this Warrant by Cashless Exercise, in whole or in part, without payment of the aggregate Exercise Price in cash. Upon a Cashless Exercise, the Holder shall be entitled to receive a number of Net Exercise Shares equal to:

X = Y × (A - B) / A

where:

“X” equals the number of Net Exercise Shares issuable upon the Cashless Exercise;

“Y” equals the number of Warrant Shares otherwise issuable upon exercise of the portion of this Warrant being exercised;

“A” equals the Fair Market Value of one Warrant Share as of the applicable exercise date; and

“B” equals the Exercise Price then in effect.

The resulting number of Net Exercise Shares shall be rounded down to the nearest whole share. If the Fair Market Value is less than or equal to the Exercise Price, the Holder may elect not to complete a Cashless Exercise and shall retain all rights to exercise this Warrant for cash before the Expiry Time.

2.5 Automatic Cashless Exercise at Expiry. Unless the Holder delivers written notice to the Company no later than two (2) Business Days before the Expiry Time electing otherwise, immediately before the Expiry Time this Warrant shall automatically be exercised on a Cashless Exercise basis with respect to all then-unexercised Warrant Shares, provided that the Fair Market Value exceeds the Exercise Price. The Holder shall not be required to surrender the original Warrant certificate or deliver any further exercise notice in connection with an automatic Cashless Exercise under this Section 2.5.

Common Share Purchase Warrant

2.6 Cashless Exercise in a Liquidity Transaction. Notwithstanding anything to the contrary in this Warrant or the Subscription Agreement:

(a) the Company shall provide the Holder with at least ten (10) Business Days’ prior written notice of any proposed Liquidity Transaction, including the expected closing date, the form and amount of consideration payable per common share and all material transaction documents reasonably necessary for the Holder to evaluate its rights;

(b) the Holder may elect, immediately before the closing of a Liquidity Transaction, to exercise this Warrant on a Cashless Exercise basis, using the per-share consideration payable in the Liquidity Transaction as Fair Market Value;

(c) upon such Cashless Exercise, the Holder shall receive the same form and amount of consideration that the Holder would have received in the Liquidity Transaction had the Holder held the Net Exercise Shares immediately before the closing of the Liquidity Transaction;

(d) the Company may not require the Holder to pay cash to exercise this Warrant in connection with a Liquidity Transaction; and

(e) if the Holder does not elect a Cashless Exercise and the Warrant is not cancelled for consideration determined under this Section 2.6, the surviving, resulting or acquiring entity shall assume this Warrant or issue a replacement warrant with substantially equivalent economic terms and no less favorable exercise, adjustment, transfer and cashless-exercise rights.

For clarity, any adjustment to the Exercise Price under the Subscription Agreement, including any down-round valuation true-up or warrant exercise-price reset, shall apply before calculating the number of Net Exercise Shares under this Section 2.4 or Section 2.6.

3. Payment and Taxes

3.1 Payment. For a cash exercise, payment of the aggregate Exercise Price must be made by wire transfer or other immediately available funds to an account designated by the Company. No cash payment shall be required for a Cashless Exercise, an automatic Cashless Exercise under Section 2.5 or a Cashless Exercise in connection with a Liquidity Transaction under Section 2.6. The Holder shall be responsible only for transfer taxes or similar charges arising from the issuance of Warrant Shares or Net Exercise Shares, other than taxes based on the Company’s income.

3.2 Withholding. If the Company determines that withholding is required, the Company may withhold or require the Holder to pay additional amounts before issuing Warrant Shares.

4. Adjustments

4.1 Share splits and consolidations. If the Company subdivides, splits, consolidates or combines its common shares, the number of Warrant Shares and the Exercise Price will be adjusted proportionately so that the aggregate exercise price for the unexercised portion remains the same.

4.2 Share dividends and distributions. If the Company issues common shares as a dividend or distribution on its common shares, the number of Warrant Shares will be adjusted to reflect the number of common shares the Holder would have held had this Warrant been exercised immediately before the record date.

4.3 Reclassification and reorganization. If the common shares are reclassified, exchanged, reorganized, amalgamated, continued, arranged or otherwise converted, this Warrant will become exercisable for the securities or property the Holder would have received had this Warrant been exercised immediately before the transaction, subject to Company board determinations made in good faith.

Common Share Purchase Warrant

4.4 No fractional shares. No fractional Warrant Shares will be issued. Fractional shares will be rounded down without compensation unless the Company elects to pay cash in lieu.

5. Transfer Restrictions

5.1 Restrictions. This Warrant and the Warrant Shares are restricted securities. The Holder may not transfer this Warrant or Warrant Shares except in compliance with applicable securities laws and with the Company’s prior written consent, which may be withheld for any reason unless the transfer is to an Affiliate that agrees to be bound by this Warrant and the Subscription Agreement.

5.2 Legends. Certificates or book entry statements representing this Warrant or Warrant Shares may bear legends required by law, the Company’s constating documents or the Subscription Agreement.

5.3 No market rights. The Holder has no registration, listing, liquidity, redemption, put, information, anti-dilution, pre-emptive or governance rights with respect to the Company except as expressly provided in this Warrant and the Subscription Agreement.

6. Public-Market Transaction Cooperation

6.1 Public-Market Transaction Protection. The Holder shall reasonably cooperate with a Company-approved public-market transaction, provided that neither the Company nor any successor may require the Holder to: (a) exercise this Warrant for cash; (b) waive or amend any economic right under this Warrant, including the Exercise Price, cashless-exercise right, adjustment rights or expiry date; (c) accept consideration that is less favorable than that received by holders of the same class of common shares; or (d) provide representations, indemnities, escrow obligations, lock-ups or other obligations that are more burdensome than those required of similarly situated holders of common shares, except for customary representations as to the Holder’s title, authority and capacity. Any cancellation, exchange or replacement of this Warrant in connection with such transaction must comply with Section 2.6.

7. No Shareholder Rights

7.1 No rights before exercise. The Holder is not a shareholder of the Company with respect to Warrant Shares unless and until this Warrant is validly exercised and Warrant Shares are issued.

8. Loss or Replacement

8.1 Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and any indemnity reasonably required by the Company, the Company may issue a replacement Warrant.

9. Governing Law and General

9.1 New York law and forum. This Warrant and any dispute arising out of or relating to it are governed by the laws of New York. The courts sitting in New York, New York have exclusive jurisdiction, except that the Company may seek injunctive or enforcement relief in any court of competent jurisdiction.

9.2 Amendments. The Company may amend this Warrant without Holder consent to correct clerical errors, comply with law, preserve the intended economics of an adjustment, or facilitate a Company public-market transaction in a manner that does not materially and adversely reduce the Holder’s economic rights. Other amendments require written agreement of the Company and Holder.

9.3 Counterparts. This Warrant may be executed and delivered by electronic signature and in counterparts.

Common Share Purchase Warrant

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

VIRTUAL GRID INC.		AETHER HOLDINGS, INC.

By:	/s/ John Hawes	By:	/s/ Nicolas Lin
Name:	John Hawes	Name:	Nicolas Lin
Title:	COO	Title:	Chairman and CEO

Common Share Purchase Warrant

Exhibit A - Exercise Notice

To: Virtual Grid Inc.

The undersigned hereby exercises the attached Warrant to purchase the Warrant Shares at an aggregate exercise price of C$[amount], and delivers the required payment and certifications.

Name of Holder: ______________________________

Authorized Signatory: _________________________

Date: ________________________________________

Common Share Purchase Warrant